FOR IMMEDIATE RELEASE

Velcera Announces Initiation of Pivotal Trials of First PROMIST™
Veterinarian Pharmaceutical Product

Canine Pain Management Candidate VEL-504 Shipped to Investigational Sites

LANGHORNE, PA August 1, 2007 - Velcera, Inc., a specialty pharmaceutical company focused on pet health, announced today the initiation of pivotal studies evaluating the safety and efficacy of VEL-504, a treatment candidate for canine pain management formulated with Velcera’s PROMIST™  delivery system. PROMIST is an FDA-approved, patented, transmucosal delivery system aimed at formulating oral pet treatments into convenient spray-based solutions for enhanced drug bioavailability, faster absorption, and improved treatment compliance. In conjunction with the commencement of pivotal testing, Velcera is shipping PROMIST VEL-504 to twenty five investigational sites in the U.S. and Europe.

“We are delighted to arrive at this landmark achievement for PROMIST VEL-504, as the initiation of pivotal trials brings us one step closer to potential commercialization of our very first PROMIST-based canine product. Successful manufacture of GMP clinical product supply is a key threshold in the development of every pharmaceutical product,” stated Dennis Steadman, Velcera’s Chief Executive Officer. “Our PROMIST delivery technology has the potential to revolutionize how we treat pets suffering from various ailments by providing an easier mode of administration, in the form of a transmucosal spray, which can improve compliance by eliminating the challenges involved in getting pets to swallow pills.

In June, Velcera announced a global license agreement with Novartis Animal Health for the development and commercialization of the first PROMIST canine product. Data from U.S. and European pivotal trials will be used towards the submission of regulatory filings for the potential approval of PROMIST VEL-504 for canine pain management.

“As a leader in the animal health arena, Novartis Animal Health has helped to validate Velcera’s treatment approach by selecting PROMIST VEL-504 for development as a transmucosal spray-based product for canine pain management. We hope that these pivotal trials will further validate both VEL-504 and our PROMIST technology,” added Steadman.

About Velcera, Inc.
Velcera is a specialty pharmaceutical company focused on leveraging its patented PROMIST™ delivery system to develop veterinary medicines with superior convenience, compliance, and pharmacokinetic advantages that benefit pets and their owners. The PROMIST delivery system provides a metered dose liquid mist to the oral mucosa for systemic absorption. The convenience of PROMIST has the potential to increase compliance and improve pet health as owners avoid the challenge involved in getting their pets to swallow pills. Other advantages of PROMIST include improved bioavailability, faster absorption and avoidance of the GI track.

As a patented technology, PROMIST attracts strategic partners by extending the patent life of medication based on the delivery system. Current collaborations include a global licensing agreement with Novartis Animal Health covering Velcera’s first product, a novel canine product utilizing Velcera’s patented PROMIST technology, as well as formulation and manufacturing agreements with The Chao Center at the University of Purdue and Argenta manufacturing Ltd. To date, PROMIST has shown significantly improved bioavailabilty, drug uptake, and ease of administration when evaluated in dogs, cats and horses.

For more information, please contact:

Velcera, Inc.	The Ruth Group
Dennis Steadman	Sara Ephraim (investors)
President and CEO	Phone: 646-536-7002
Phone: 215-579-7200	sephraim@theruthgroup.com
Fax: 215-579-8335
dsteadman@velcera.com	Jason Rando (media)
Phone: 646-536-7025
jrando@theruthgroup.com

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause our actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “expects,” “plans,” ”believes,” “intends,” and similar words or phrases. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Risks that may affect forward-looking information contained in this press release include, without limitation, the risk that the results of clinical trials may not support our claims and our lack of experience in developing and commercializing pet pharmaceutical products. Additional risks are described in our Current Report on Form SB-2/A filed with the Securities and Exchange Commission on June 21, 2007. We assume no obligation to update these statements, except as required by law.